Exhibit 10.8

Redemption Agreement

This Redemption Agreement (this “Agreement”) is entered into as of the date set forth on the signature page hereof (the “Closing Date”), by and among (i) Zoned Properties, Inc., a Nevada corporation (“Zoned”); and (ii) the person or entity as set forth on the signature page hereof (“Seller”). Each of Zoned and Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, Seller owns certain shares of preferred stock, par value, $0.001 per share, of Zoned (the “Preferred Stock”) and subject to the terms and conditions set forth herein, Zoned desires to redeem and acquire from Seller all of the shares of Preferred Stock owned by Seller (together with the other transactions contemplated herein, the “Transactions”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Defined Terms. For purposes of this Agreement, in addition to the other terms defined herein, the following terms shall have the following meanings:

(a)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(c)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(d)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(e)	“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(f)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(g)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(h)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(i)	“Transaction Documents” means this Agreement, the Stock Power and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. The Transactions

Section 2.01 The Redemption.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer and deliver to Zoned, free and clear of all security interests, Liens (as defined below), pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Preferred Stock as set forth on the signature page hereof (the “Redeemed Shares”), and Zoned shall redeem such Redeemed Shares, which shall be returned to the status of authorized and unissued shares of Preferred Stock, in exchange for the payment to Seller of the amount as set forth on the signature page hereof (the “Redemption Payment”).

(b)	Any conveyance taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the Transactions shall be paid by the Party upon which such taxes are imposed.

Section 2.02 Closing.

(a)	The closing of the Transactions (the “Closing”) shall occur on the Closing Date, immediately following the execution of this Agreement.

(b)	At the Closing (i) Seller shall deliver to Zoned the stock power in the form as attached hereto as Exhibit A (the “Stock Power”), duly executed by Seller, transferring the Redeemed Shares to Zoned; and (ii) Zoned shall deliver to Seller the Redemption Payment via wire transfer or check.

(c)	At and following the Closing, each Party shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by any Party or their respective legal counsel in order to effectuate or evidence the Transactions.

Article III. Representations and Warranties of Seller

As an inducement to the consummation of the Transactions, Seller represents and warrant to Zoned, as of the Closing Date, as follows:

Section 3.01 Existence and Power.

(a)	Seller is a natural person or is an entity duly authorized and in good standing in its jurisdiction of organization, and has the full power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on his business in all material respects as it is now being conducted and to enter into this Agreement and fulfill its obligations herein.

Section 3.02 Power and Authority. Seller has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate Transactions.

Section 3.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by Seller, and the consummation of Transactions, have been duly authorized by all applicable Persons with respect to Seller. This Agreement has been duly executed and delivered on behalf of Seller. Each of this Agreement and the other Transaction Documents executed by Seller constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 No Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of his obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to Seller; (iii) will not violate or breach any contractual obligation to which Seller is a party; and (iv) if Seller is an entity, will not violate or breach any provisions of Seller’s organizational documents.

Section 3.05 Good Title.

(a)	Seller is the record and beneficial owner, and has good title to the Redeemed Shares, with the right and authority to sell and deliver the Redeemed Shares to Zoned, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the Redeemed Shares is subject to pre-emptive or similar rights, either pursuant to any requirement of Laws or any contract, and Seller does not have any pre-emptive rights or similar rights to purchase or receive any Redeemed Shares or other interests in Zoned. Seller has the power and authority to transfer the Redeemed Shares to Zoned as contemplated pursuant to the terms of this Agreement and upon delivery of the Zoned Stock Power, the Redeemed Shares shall be validly redeemed by Zoned, free and clear of all Liens.

Section 3.06 No Brokers. Seller has not retained any broker or finder in connection with any of the Transactions, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article VI. Representations and Warranties of Zoned

As an inducement to, and to obtain the reliance of Seller, Zoned represents and warrants to Seller, as of the Closing Date, as follows:

Section 4.01 Organization. Zoned is a corporation duly incorporated, validly existing, and in good standing under the Laws of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of Transactions will not, violate any provision of Zoned’s articles of incorporation or by-laws. Zoned has taken all action required by Laws, its articles of incorporation and by-laws, or otherwise to authorize the execution and delivery of this Agreement, and Zoned has full power, authority, and legal right and has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to consummate the transactions herein contemplated.

Section 4.02 Power and Authority. Zoned has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

Section 4.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by Zoned, and the consummation of Transactions, have been duly authorized by Board of Directors of Zoned. This Agreement has been duly executed and delivered on behalf of Zoned. Each of this Agreement and the other Transaction Documents executed by Zoned constitutes a valid and binding obligation of Zoned enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to Zoned; and (iii) will not violate or breach any contractual obligation to which Zoned is a party.

Section 4.05 No Brokers. Zoned has not retained any broker or finder in connection with any of the Transactions, and Zoned has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article V. Miscellaneous

Section 5.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing for a period of two (2) years thereafter. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years thereafter or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 5.02 Indemnification.

(a)	Subject to the provisions of this Section 5.02, Seller hereby covenants and agrees with Zoned that Seller shall indemnify Zoned and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, an “Zoned Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any Zoned Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of Seller in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Seller made in this Agreement or any certificate or instrument delivered in connection herewith.

(b)	Subject to the provisions of this Section 5.02, Zoned hereby covenants and agrees with Seller that Zoned shall indemnify Seller and Seller’s directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, a “Seller Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any Seller Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Zoned made in this Agreement or any certificate or instrument delivered in connection herewith.

(c)	Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 5.02 or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within thirty (30) days of such agreement or adjudication.

(d)	All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Laws.

(e)	The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 5.03 Governing Law; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Nevada, without application of the conflicts of laws provisions thereof, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Nevada.

(b)	Venue for all matters shall be in the courts of the State of Florida and the United States Courts, in each case, located in Maricopa County, Arizona (the “Selected Courts”). Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 5.04 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5.04.

Section 5.05 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 5.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 5.07 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

Section 5.08 Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to Zoned:

Zoned Properties, Inc.

Attn: Cole Stevens

8360 E. Raintree Drive, #230

Scottsdale, AZ 85260

Email:

If to Seller, to the address for Seller as set forth in the books and records of Zoned.

Section 5.09 Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, including in Article V, no director, officer, stockholder, member (other than Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 5.10 Expenses. Except as specifically set forth herein, each of the Parties will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Transactions.

Section 5.11 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 5.12 Amendment or Waiver. Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all Parties hereto.

Section 5.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 5.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of October 30, 2026.

Zoned Properties, Inc.

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Title:	Chief Executive Officer

Seller Name: McLaren Family LLLP

By:	/s/ Alex McLaren
Name:	Alex McLaren
Title:	General Partner

Address for notices:

Email:

Number of Redeemed Shares: 1,000,000

Redemption Payment: $1,000,000.00